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THIS CONSULTING AGREEMENT MADE this 1st day of March, 1998.

BETWEEN:

                             PUSH TECHNOLOGIES INC.
                      a body corporate, incorporated under
                      the laws of the Province of Alberta,
                       (hereinafter referred to as "PUSH")

                                                               OF THE FIRST PART

                                     - and -

                                 DAVID SPOONER,
          residing at the City of Calgary, in the Province of Alberta, and LAMBDA SOFTWARE CORPORATION,
                      a body corporate, incorporated under
                      the laws of the Province of Alberta,
           (hereinafter collectively referred to as "the CONSULTANT")

                                                              OF THE SECOND PART

         WHEREAS PUSH is the owner of all right, title and interest in and to a system of computer generated two (2) to three (3) dimensional conversion process for film and video, which it intends to further develop and to then market and distribute (hereinafter called "the SYSTEM");

         AND WHEREAS the CONSULTANT has expertise in computer software engineering (hereinafter called "the SERVICES");

         AND WHEREAS PUSH requires that the SERVICES be assigned to the CONSULTANT and be carried out by the CONSULTANT;


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         AND WHEREAS the parties wish to enter into this Agreement for the purpose of appointing the CONSULTANT to perform the SERVICES, the manner in which the SERVICES will be performed and the payment for the SERVICES.

         NOW THEREFORE THIS INDENTURE WITNESSETH that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereinafter set out, the parties hereto agree, one with the other as follows:

1. The CONSULTANT shall provide the SERVICES.

2. The CONSULTANT shall devote all of his efforts and full time to providing the SERVICES in a timely fashion except where altered by agreement between the CONSULTANT and PUSH, provided that the CONSULTANT shall be permitted an aggregate of three (3) weeks absence in each calendar year.

3. PUSH shall pay to the CONSULTANT, consulting fees at the rate of $8,250.00 per month for each month which the CONSULTANT shall devote to providing the SERVICES.

4. PUSH shall either pay or reimburse the CONSULTANT, as the case may be for all travel, automotive, accommodation and living expenses reasonably incurred by the CONSULTANT in the carrying on the business of PUSH.


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5. Within ten (10) days of the end of each calendar month of the term of this
Agreement the CONSULTANT shall invoice PUSH for the SERVICES rendered and expenses incurred by the CONSULTANT for such month and which invoice shall particularize the total hours expended, a description of the SERVICES provided for such month and the expenses incurred with receipts or vouchers attached during such month and which invoice shall be paid by PUSH within fifteen (15) days of the receipt of such invoice.

6. PUSH shall not be liable for the payment of the CONSULTANT'S fees in respect of invoicing for consulting fees in any calendar year in excess of the aggregate of $99,000.00, without the written approval of PUSH first had and obtained.

7. The CONSULTANT shall promptly advise PUSH in writing at the request of PUSH as to the progress and status of the SERVICES, both completed and scheduled, and shall respond verbally at the request of PUSH to any inquiries made by PUSH in that regard.

8. The CONSULTANT shall report as required by the terms of this Agreement and take such direction and instruction as may be necessary to provide the SERVICES from Todd Simpson or such other person as may be designated from time to time by PUSH.


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9. The CONSULTANT covenants and agrees to execute and deliver the standard
NON-DISCLOSURE AND NON-COMPETION AGREEMENT of PUSH and its parent, Push Entertainment Inc., in conjunction with the execution and delivery of this Agreement.

10. The CONSULTANT shall ensure that all the CONSULTANT'S employees, agents and contractors do not discuss, divulge or in any way pass on or utilize in any manner whatsoever, any information communicated to or acquired by them concerning the SYSTEM or the business or affairs of PUSH or its said parent.

11. The CONSULTANT shall not disclose the terms or the existence of this Agreement without the written consent of PUSH first had and obtained.

12. With respect to the SERVICES, the CONSULTANT agrees that any systems or processes created by the CONSULTANT specifically for the SYSTEM or the business or operations of PUSH and any rights of invention, patents, industrial designs or other propriety rights thereto shall belong to and be the property of PUSH.

13. Upon the completion of the SERVICES or the termination of this Agreement the CONSULTANT shall deliver to PUSH copies of all material created by the CONSULTANT in a form and format specified by PUSH and the CONSULTANT shall then cause all of the CONSULTANT'S files to be deleted and shall destroy any and all materials not returned to PUSH.


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14. This Agreement may be terminated by either party at any time on thirty (30)
days notice to the other.

15. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

16. This Agreement may be amended or modified only by an instrument signed by each of the parties.

17. No notice, demand, invoice or other communication to be sent or given hereunder shall be effective until delivered and shall be delivered to each of the parties at the following addresses:

                           PUSH TECHNOLOGIES INC.
                           600, 520 - 5th Avenue SW
                           Calgary, Alberta, Canada,
                           T2P 3R7

                           DAVID SPOONER and LAMBDA SOFTWARE CORPORATION 4711 Montana Drive NW
                           Calgary, Alberta, Canada,
                           T3B T3B

and either party may change the address for service by notice to the other and which shall stipulate the new address and the effective date.


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18. Should one or more provisions of this Agreement be held invalid, illegal or unenforceable, the remaining provisions shall be construed as if such invalid, illegal or unenforceable provision had never been included.

19. The waiver by one party of the performance of any agreement, covenant, condition or requirement contained in this Agreement shall not invalidate this Agreement nor shall such waiver be construed or considered to be a waiver of the strict performance of any other agreement, covenant, condition or promise.

20. The exercise of any remedy provided by law and by this Agreement shall not exclude the seeking of other remedies.

21. This Agreement contains the entire agreement between the parties and it is admitted, so that they are forever estopped from asserting to the contrary, and there are no conditions precedent, or agreements or warranties of any nature given or made by the parties.

22. This Agreement shall not be assigned by either of the parties hereto without the written consent of the other.


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         IN WITNESS WHEREOF the parties hereto have executed this Agreement all as of the day and year first above written.

                                               PUSH TECHNOLOGIES INC.

                                               Per: /s/ Todd Simpson
                                                    ----------------------------

                                               /s/ DAVID SPOONER
                                               ---------------------------------
                                               DAVID SPOONER

                                               LAMBDA SOFTWARE CORPORATION

                                               Per: /s/ DAVID SPOONER
                                                    ----------------------------


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